Exhibit 5.1

REEDER & SIMPSON P.C.

RRE Commercial Center	R. Simpson
P.O. Box 601	8 Karaïskaki St., Moschaton 183 45
Majuro, MH 96960, Marshall Islands	Athens, Greece
Telephone: +692 625 3602	Telephone:	+30 210 941 7208
Fax: +692 625 3603	Fax:	+30 210 941 4790
E-mail: dreeder@ntamar.net	E-mail:	simpson@otenet.gr
	Mobile phone:	+30 6945 465 173

July     , 2005

Navios Maritime Holdings, Inc.

c/o International Shipping Enterprises Inc.

1225 Franklin Ave., Suite 325

Garden City, New York 11530

Dear Sirs

NAVIOS MARITIME HOLDINGS, INC. (THE “COMPANY”)

We have acted as legal counsel in the Marshall Islands to the Company, and this opinion is addressed to you in connection with the filing by International Shipping Enterprises Inc., the parent of the Company, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4, Registration Statement No. 333-124170, in relation to the registration of 39,900,000 Common Shares of par value US$0.0001 each (the “Shares”) of the share capital of the Company (the “Registration Statement”).

For the purposes of this opinion, we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”).

Assumptions

In stating our opinion we have assumed:-

(a)	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarized, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of the Marshall Islands, made in any of the Documents is true, accurate and complete;

(f)	that there are no provisions of the laws or regulations of any jurisdiction (other than the Republic of the Marshall Islands) which would be contravened by the execution and delivery of the Merger Agreement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Merger Agreement is required to be performed or taken in any jurisdiction outside the Republic of the Marshall Islands such action or obligation will not be illegal by virtue of the laws of that jurisdiction;

(g)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and there is no matter affecting the authority of the Directors to enter into the Merger Agreement, or to perform their obligations hereunder not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(h)	that the Company has entered into its obligations under the Merger Agreement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Merger Agreement would benefit the Company; and

(i)	that as a consequence of the Merger Agreement, the Company will receive money or monies worth at least equal to the value of the Shares being issued and none of such Shares will be issued for less than the par value thereof.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:-

(1)	Under the laws of the Republic of the Marshall Islands, the Shares have been duly authorized, and when issued in connection with the Merger Agreement, the Shares will be duly and validly issued, fully paid, non-assessable shares of the Company.

(2)	The statements in the Registration Statement contained in the sections “ Marshall Islands Tax Considerations” and “Comparison of Stockholder Rights” in so far as they purport to describe the provisions of the laws of the Republic of the Marshall Islands referred to therein, are accurate and correct in all material respects.

Reservations

We have the following reservations:-

(a)	Enforcement of the obligations of the Company may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(b)	We express no opinion as to any law other than Marshall Islands law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Marshall Islands. This opinion is limited to Marshall Islands law.

Disclosure

We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us.

This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully

REEDER & SIMPSON P.C.

/s/ REEDER & SIMPSON P.C.